Exhibit 4.9

FORM OF AMENDMENT NO. 1 TO TRUST INDENTURE AND SECURITY AGREEMENT [    ]

AMENDMENT NO. 1, dated as of [    ], 2013 (this “Amendment No. 1”) TO TRUST INDENTURE AND SECURITY AGREEMENT [        ] dated as of [                    ] (the “Trust Indenture”) between US AIRWAYS, INC. (“Owner”), WILMINGTON TRUST COMPANY, a Delaware trust company, not in its individual capacity, except as expressly stated therein, but solely as Indenture Trustee (the “Indenture Trustee”) and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national association, as Securities Intermediary (together with its successors, the “Securities Intermediary”).

W I T N E S S E T H:

WHEREAS, the Owner, Indenture Trustee and the Securities Intermediary entered into the Trust Indenture and the Trust Indenture and Security Agreement Supplement No. 1 dated [                    ], which were recorded as one instrument by the FAA on [            ], 2010 and were assigned Conveyance No. [    ];

WHEREAS, the Owner has elected to issue the Series C Equipment Notes as permitted by the Trust Indenture, and in connection with such issuance, Owner has requested certain amendments to the Trust Indenture pursuant to Section 10.01(b)(vii) of the Trust Indenture;

WHEREAS, all things have been done to make the Series C Equipment Notes, when executed by the Owner and authenticated and delivered by the Indenture Trustee under the Trust Indenture, the valid, binding and enforceable obligations of the Owner;

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions. Capitalized terms and phrases used and not otherwise defined herein shall for all purposes of this Amendment No. 1, including the recital of the parties and the other preceding recitals, have the respective meanings specified therefor in the Trust Indenture.

Section 2. Amendment. Effective as of the date hereof, the Trust Indenture shall be amended as follows:

(a) all references to “this Trust Indenture” in the Trust Indenture shall be deemed to refer to the Trust Indenture as amended by this Amendment No. 1, and all references in the Trust Indenture or in any other Pass Through Agreement or Operative Agreement to the Trust Indenture shall be deemed to refer to the Trust Indenture as amended by this Amendment No. 1;

(b) Annex A to the Trust Indenture shall be amended by adding in alphabetic order within said Annex the following new definition:

““Series C Note Purchase Agreement” means the Note Purchase Agreement, dated as of June 6, 2013, among the Owner, the Pass Through Trustee relating to the Series C Equipment Notes, the Subordination Agent, the Escrow Agent and the Paying Agent, as amended, supplemented or otherwise modified from time to time in accordance with its terms providing, among other things, for the purchase of the Series C Equipment Notes on such date.”

(c) Annex A to the Trust Indenture shall be amended further by amending and restating in their entirety the below definitions to read as follows:

““Make-Whole Spread” means (i) in the case of Series A Equipment Notes, 0.50%, (ii) in the case of Series B Equipment Notes, 0.50% and (iii) in the case of Series C Equipment Notes, 0.50%.”;

““Operative Indentures” means each of the indentures under which notes have been issued and purchased by the Pass Through Trustees pursuant to the Note Purchase Agreement or the Series C Note Purchase Agreement (whether before or after the date of the Trust Indenture).”;

““Pass Through Agreements” means the Pass Through Trust Agreements, the Note Purchase Agreement, the Series C Note Purchase Agreement, the Deposit Agreements, the Escrow Agreements, the Intercreditor Agreement, the Liquidity Facilities and the Fee Letter referred to in Section 2.03 of each of the Liquidity Facilities; provided that no amendment, modification or supplement to, or substitution or replacement of, any such Fee Letter shall be effective for purposes of any obligation of the Owner, unless consented to by the Owner.”;

““Pass Through Trust” means each of the three separate pass through trusts created under the Pass Through Trust Agreements.”;

““Pass Through Trust Agreement” means each of the three separate Trust Supplements, together in each case with the Basic Pass Through Trust Agreement, each dated as of the Issuance Date by and between the Owner and a Pass Through Trustee; provided, that, for purposes of any obligation of the Owner, no amendment, modification or supplement to, or substitution or replacement of, any such agreement shall be effective unless consented to by the Owner.”; and

““Pass Through Trustee Agreements” means the Participation Agreement, the Pass Through Trust Agreements, the Note Purchase Agreement, the Series C Note Purchase Agreement, the Deposit Agreements, the Escrow Agreements and the Intercreditor Agreement.”

(d) Schedule I to the Trust Indenture is hereby amended and restated by replacing such Schedule I with the new Schedule I attached to this Amendment No. 1.

Section 3. No Other Amendments. Except as expressly provided in this Amendment No. 1, all of the terms and conditions of the Trust Indenture shall remain in full force and effect and are hereby ratified and confirmed.

Section 4. Miscellaneous. The terms of this Amendment No. 1 shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns. The terms of this Amendment No. 1 shall in all respects be governed by, and construed in accordance with, the law of the State of New York, including all matters of construction, validity and performance. This Amendment No. 1 may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Amendment No. 1 by signing any such counterpart.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed as of the day and year first above written.

US AIRWAYS, INC.

By
Name:
Title:

WILMINGTON TRUST COMPANY, not in its individual capacity, except as expressly set forth herein but solely as Indenture Trustee

By
Name:
Title:

SCHEDULE I

	Original Amount	Interest Rate

Series A:	$418,113,000	4.625%

Series B:	$128,071,000	6.750%

Series C:	$100,000,000	5.450%

Additional Series:		[ ]%

Total:

Trust Indenture and Security Agreement

Equipment Note Amortization

Payment Date	Percentage of Original Amount to be Paid